AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 dated as of March__, 2006 (the "Amendment") to the Deposit Agreement dated as of November 5, 1999 as amended as of July 9, 2001 (as so hereby amended, the "Deposit Agreement"), by and among ENEL Società per Azioni, a joint stock company incorporated under the laws of the Republic of Italy (the "Company"), JPMorgan Chase Bank, N.A., as successor depositary (the "Depositary") and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder.

WITNESSETH:

WHEREAS, the Company and Citibank, N.A. entered into the Deposit Agreement for the purposes set forth therein;

WHEREAS, the Company has removed Citibank, N.A. as depositary under the Deposit Agreement and has appointed JPMorgan Chase Bank, N.A., as successor depositary under the Deposit Agreement;

WHEREAS, JPMorgan Chase Bank, N.A. has accepted its appointment as successor depositary under the Deposit Agreement;

WHEREAS, the Company desires to provide for the deposit of Shares (as defined in the Deposit Agreement) with the Depositary or the Custodian as agent for the Depositary and for the execution and delivery of Receipts evidencing American Depositary Shares representing the Shares so deposited;

WHEREAS, the Company and the Depositary desire to amend the terms of the Deposit Agreement and form of Receipt in accordance with Section 6.1 of the Deposit Agreement to reflect the removal of Citibank, N.A. and the appointment of the Depositary.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.  All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement as amended hereby.

SECTION 2.02.  All references in the Deposit Agreement to "Citibank, N.A." or the "Depositary" shall be references to "JPMorgan Chase Bank, N.A.".

SECTION 2.03. To the extent any provision in the Deposit Agreement requires the consent or approval of the Company, such consent or approval shall be provided by the Company in writing or electronic communication. The Depositary shall have no obligation to inquire as to the authority of the person or persons providing such consent or approval and may assume that each and every such consent and/or approval has been authorized by the Company.

SECTION 2.04.  The name and address of the Custodian set forth in Section 1.10 of the Deposit Agreement are replaced with "BNP Paribas Securities Services, Milan".

SECTION 2.05. Section 1.21 of the Deposit Agreement is amended to delete the existing text in full and replace it with the following:

"Euro" means the single currency adopted by the member states of the European Union participating in the European Economic and Monetary Union

SECTION 2.06. Section 1.24 of the Deposit Agreement is amended to delete the existing text in full and replace it with the following:

"Principal Office" when used with respect to the Depositary, shall mean the principal office of the Depositary at which at any particular time its depositary receipts business shall be administered, which, at the date of this Deposit Agreement, is located at 4 New York Plaza, New York, New York 10004.

SECTION 2.07. The last sentence of Section 1.25 of the Deposit Agreement shall be deleted and replaced with the following:

A Receipt may evidence any number of American Depositary Shares. Receipts may be (i) in physical certificated form, (ii) held through a central depository such as DTC in the form of a "Balance Certificate" or (iii) held in book-entry form on the books of the Depositary through its direct registration system and all references to Receipts shall include each such form of Receipts, unless the context otherwise requires.

SECTION 2.08. Section 1.31 of the Deposit Agreement is amended to delete the existing text in full and replace it with the following:

"Treasury Ministry" shall mean the Italian Ministry of the Economy and Finance."

SECTION 2.09. Section 2.2.1 is amended to insert the following sentences at the conclusion thereof:

Notwithstanding the foregoing, American Depositary Shares may also be issued in book-entry form on the books of the Depositary through a direct registration system, pursuant to which the Depositary may record the ownership of uncertificated Receipts, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. Signatures shall not be required on such uncertificated Receipts for such Receipts to be valid for any purposes.

SECTION 2.10.  Section 2.4 of the Deposit Agreement is amended to insert the following sentence at the conclusion thereof:

Notwithstanding anything in this Deposit Agreement or in the form of Receipt to the contrary, any new issuances of Receipts evidencing American Depositary Shares shall be issued either in book-entry form on the books of the Depositary through its direct registration system or in the form of the Balance Certificate through DTC, unless certificated Receipts are specifically requested by the Holder.

SECTION 2.11. Sections 2.5.1 and 2.5.2 of the Deposit Agreement are each amended to replace the phrase "shall cause the Registrar to countersign such new Receipts" with "shall, in the case of certificated Receipts, cause the Registrar to sign or, to the extent required by the rules of the primary stock exchange upon which the Receipts may be traded, countersign such new Receipts."

SECTION 2.12. Section 3.2 of the Deposit Agreement is amended to delete the existing text and replace it with "INTENTIONALLY DELETED".

SECTION 2.13. Section 3.5.6 of the Deposit Agreement is amended to delete the existing text and replace it with the following:

The Treasury Ministry, in agreement with the Ministry of Productive Activities:
•
has the authority to oppose the acquisition by persons or entities of material interests in the Company’s share capital (through one or more transactions) in the event the Ministry considers the transaction to be detrimental to vital national interests. The Company’s By-laws define material interests as interests representing 3% or more of the share capital (including ordinary shares held in the form of American Depositary Shares) with voting rights at ordinary shareholders’ meetings. This limit is based on the limit currently set by the Treasury Ministry under the privatization law. If the Treasury Ministry changes this limit, the Company’s By-laws will be amended accordingly. The Treasury Ministry must express any opposition to an acquisition by such a person or entity within 10 days of receiving notice from the board of directors that a request to register such an interest in the shareholders’ register has been made. During this 10-day period, all non-economic rights, including the right to vote, pertaining to the Shares and/or ADSs representing the material interest are suspended. Should the Treasury Ministry oppose a purchase for due cause in an order setting out the concrete detriment the transaction would cause to vital national interests, the purchaser may not exercise the right to vote nor any other non-economic right pertaining to the Shares and/or ADSs representing the material interest, and must dispose of such Shares and/or ADSs within one year. In the event of failure to comply with this requirement, upon request by the Treasury Ministry, a court will order the sale of the Shares and/or ADSs representing the material interest. The purchaser has 60 days to challenge an order opposing its purchase before the Administrative Tribunal of Lazio. Each of the Holders and Beneficial Owners of ADSs are subject to the 3% limit;

•
has the authority to oppose certain types of shareholders’ agreements relating to least one-twentieth of the Company’s voting capital stock at ordinary shareholders meetings, if it believes such an agreement would be detrimental to vital national interests. However, the Treasury Ministry may lower this limit in the future. Parties to these types of agreement are required to notify CONSOB upon entry into such an agreement, and CONSOB in turn notifies the Treasury Ministry. The Treasury Ministry must oppose the agreement within 10 days of receiving this notice from CONSOB. During this 10-day period, all non-economic rights pertaining to the Shares and/or ADSs held by the parties to the agreement, including the right to vote, are suspended. Should the Treasury Ministry oppose an agreement, for due cause in an order setting out the concrete detriment the agreement would cause to vital national interests, the agreement is not effective, and if it appears from their conduct at a shareholders’ meeting that the parties to the agreement are continuing to observe the arrangement contemplated by the agreement, any resolution adopted with the decisive vote of these shareholders may be challenged in court. Any party to an agreement that the Treasury Ministry opposes has 60 days to challenge the Treasury Ministry’s order before the Administrative Tribunal of Lazio;

•	has the power to appoint one non-voting member of the Company’s board of directors in addition to the voting members elected by the shareholders; and

•
has the power to veto, duly justified with regard to the concrete detriment caused to vital national interests, any resolution to dissolve, merge or demerge the Company, to transfer a significant part of its business or its registered office abroad, to change its corporate purpose or to eliminate or modify any of the aforementioned Treasury Ministry’s powers. Any such veto may be challenged within 60 days by any dissenting shareholders before the Administrative Tribunal of Lazio. .

SECTION 2.14. The second sentence of Section 4.1 of the Deposit Agreement shall be deleted and replaced with the following:

The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent (any fractional cents being withheld without liability for interest and handled by the Depositary in accordance with its then current practices).

SECTION 2.15. Section 4.10 of the Deposit Agreement shall be deleted and replaced with the following:

As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Italian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts, (c) the requirements in order to enable a Holder or Beneficial Owner to either provide voting instructions through the Depositary or attend the meeting and vote in person, including any blocking requirements, and (d) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. Beneficial Owners wishing to provide voting instructions must do so through the Holder of the ADRs held for their benefit. Beneficial Owners wishing to attend and vote at any meetings must become Holders in order to be able to exercise the rights of a Holder hereunder.

Notwithstanding the foregoing, the Depositary and the Company agree to use reasonable efforts to make and maintain arrangements (in addition to or in substitution of the arrangements described in this paragraph) to enable Holders or Beneficial Owners to vote the Deposited Securities underlying their Receipts.

SECTION 2.16. The addresses of the Commission set forth in the second sentence of Section 4.12 of the Deposit Agreement are deleted and shall be replaced with the following single address:

100 F Street, N.E., Washington, D.C. 20549.

SECTION 2.17. The first paragraph of Section 4.15 of the Deposit Agreement is deleted and replaced with the following:

The Depositary will, and will instruct the Custodian to, forward to the Company or its agents such information from its records as the Company may reasonably request to enable the Company or its agents to file the necessary tax reports with governmental authorities or agencies. The Depositary, the Custodian or the Company and its agents may file such reports as are necessary to reduce or eliminate applicable taxes on dividends and on other distributions in respect of Deposited Securities under applicable tax treaties or laws for the Holders and Beneficial Owners. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to a Receipt, any Deposited Securities represented by the American Depositary Shares evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder thereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder thereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder thereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder thereof remaining liable for any deficiency, and shall reduce the number of American Depositary Shares evidenced hereby to reflect any such sales of Shares.

The Depositary agrees to use reasonable efforts to make and maintain arrangements (in addition to or in substitution of the arrangements described in this paragraph) to enable persons that are considered United States residents for purposes of applicable law to receive any tax rebates (pursuant to an applicable treaty or otherwise) or other tax related benefits relating to distributions on the American Depositary Shares to which such persons are entitled.

The Holders and Beneficial Owners shall indemnify the Depositary, the Company, the Custodian and each and any of their respective directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained or claimed.

SECTION 2.18. Section 5.2(v) of the Deposit Agreement is deleted and replaced with the following:

for any indirect, special, punitive or consequential damages, except as between the Company and the Depositary as is provided for in Section 5.8 hereof

SECTION 2.19. Section 5.3 of the Deposit Agreement is amended as follows (i) all references in Section 5.3 to "negligence or bad faith" are amended to be references to "gross negligence or willful misconduct" and (ii) to replace the first sentence of the last paragraph thereof with the following:

The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities (provided such action or omission is in good faith), for the manner in which any such vote is cast or for the effect of any such vote. Notwithstanding anything to the contrary set forth in the Deposit Agreement, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by them or on their behalf in connection with the Deposit Agreement, any Holder or Holders, any Receipt or Receipts or otherwise related hereto to the extent such information is requested or required to be so provided by or pursuant to any lawful authority of Italy or the United States, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

SECTION 2.20. Section 5.5 of the Deposit Agreement is amended (a) to delete the first sentence in full, (b) to replace "upon the request or with the prior approval of the Company" in the third sentence thereof with "upon the request, with the prior approval of the Company or, if the Depositary reasonably believes it must act promptly, upon written notice to the Company", and (c) to replace the word "Immediately" in the last sentence of the first paragraph with the word "Promptly".

SECTION 2.21. Section 5.6 of the Deposit Agreement is amended to insert the following sentence as a new paragraph at the conclusion thereof:

Notwithstanding the foregoing, the Company shall not be obliged to furnish to the Depositary or any Holder, in either case pursuant to the second paragraph of this Section 5.6 any report that is available through the Commission’s EDGAR system, unless (i) the furnishing of a paper copy of any such report to the Depositary or to Holders is required by any applicable law, regulation or stock exchange requirement or (ii) the Company has requested the Depositary to distribute the same to Holders. The Depositary shall have no obligation hereunder to provide any reports to Holders which are available through the EDGAR system, except at the specific request of the Company at the Company's expense.

SECTION 2.22. Section 5.8 of the Deposit Agreement is deleted and replaced with the following:

The Depositary agrees to indemnify the Company and its directors, officers, employees, agents and Affiliates in their capacities as such and acting hereunder against, and hold each of them harmless from, any direct loss, liability, tax, charge or expense of any kind whatsoever (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted by the Depositary, the Custodian and any of their respective directors, officers employees, agents and Affiliates in their capacities as such and acting hereunder due to the negligence or bad faith of any of them, provided that none of the Depositary, the Custodian nor any of their respective directors, officers, employees, agents and Affiliates shall be liable to the Company or its directors, officers, employees, agents or Affiliates in their capacities as such and acting hereunder for any indirect, special, punitive or consequential damages (collectively, “Special Damages”) unless such Special Damages arise from the gross negligence or willful misconduct of the Depositary, the Custodian or any of their respective directors, officers, employees, agents and Affiliates acting hereunder.

The Company agrees to indemnify the Depositary, the Custodian and any of their respective directors, officers, employees, agents and Affiliates in their capacities as such and acting hereunder against, and hold each of them harmless from, any direct loss, liability, tax, charge or expense of any kind whatsoever (including, but not limited to, the reasonable fees and expenses of counsel) that may arise out of acts performed or omitted in accordance with the provisions of this Deposit Agreement or the Receipts (i) by the Depositary, the Custodian or any of their respective directors, officers, employees, agents and Affiliates in their capacities as such and acting hereunder, except to the extent such loss, liability, tax, charge or expense arises out of the negligence or bad faith of any of them acting hereunder, or (ii) by the Company or any of its directors, officers, employees, agents and Affiliates in their capacities as such and acting hereunder, provided that the Company shall not be liable to the Depositary, the Custodian or any of their respective directors, officers, employees, agents and Affiliates for any Special Damages where such Special Damages arise from the gross negligence or willful misconduct of any of the Depositary, the Custodian or their respective directors, officers, employees, agents and Affiliates in their capacities as such and acting hereunder. However, notwithstanding anything contained in this paragraph, the Company shall have no obligation to indemnify the Depositary, the Custodian or any of their respective directors, officers, employers, agents or Affiliates for any loss, liability, tax, charge or expense that may arise solely as a result of any Pre-Release Transaction (as defined in Section 5.10), except in the case of a Pre-Release Transaction requested in writing by the Company or due to the bad faith or willful misconduct of the Company.

The obligations set forth in this Section shall survive the termination of this Deposit Agreement and the succession or substitution of any party hereto.

Any person seeking indemnification hereunder (an “indemnified person”) shall notify the person from whom it is seeking indemnification (the “indemnifying person”) of the commencement of any indemnifiable action or claim promptly after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect such indemnified person’s rights to seek indemnification except to the extent the indemnifying person is materially prejudiced by such failure) and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim that may give rise to an indemnity hereunder, which defense shall be reasonable in the circumstances. No indemnified person shall compromise or settle any action or claim that may give rise to an indemnity hereunder without the consent of the indemnifying person, which consent shall not be unreasonably withheld or delayed unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement

SECTION 2.23. The address of the Depositary set forth in the second paragraph of Section 7.5 shall read as follows:

JPMorgan Chase Bank, N.A., 4 New York Plaza, New York, New York 10004, Attention: ADR Administration, Telecopy: +1 (212) 623-0079

The address of the Custodian as set forth in the third paragraph of Section 7.5 shall read as follows:

BNP Paribas Securities Services, Milan, Piazza S. Fedele 2, 20121 Milan, Italy, Attention: Settlements Department, Telecopy: +39 02 7247 4610.

SECTION 2.24. The second sentence of the second paragraph of Section 7.6 is amended to delete “The Honorable Ferdinando Salleo, Italian Ambassador to the United States (the “Agent”) now at 1601 Fuller Street, N.W., Washington D.C. 20009” and replace it with “Enel North America Inc. (the “Agent”), currently located at One Tech Drive, Suite 220, Andover, MA 01810”.

ARTICLE III

AMENDMENTS TO THE FORM OF RECEIPT

The form of Receipt in Exhibit A to the Deposit Agreement is amended to reflect the changes set forth in Article II hereof. The form of Receipt, as so amended, is attached hereto as Exhibit A.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Republic of Italy, neither of such agreements need to be filed or recorded with any court or other authority in the Republic of Italy, nor does any stamp or similar tax or governmental charge need to be paid in the Republic of Italy on or in respect of such agreements; and

(c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of March __ , 2006 (the “Effective Date”).

SECTION 5.02. Outstanding Receipts. Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the Receipt effected hereby (as set forth in Exhibit A hereto), do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.03.  Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 5.8 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04.  Notice of Amendment to Holders. The Depositary is hereby directed to send notices informing the Holders of: (i) the terms of this Amendment; (ii) the Effective Date of this Amendment; and (iii) that Holders need not surrender outstanding Receipts in connection herewith.

SECTION 5.05. Ratification and Confirmation. Except as specifically amended above, the Deposit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

ENEL SOCIETÀ PER AZIONI

By:
Name: Title:

JPMORGAN CHASE BANK, N.A.

By:	/s/
Name: Title:

EXHIBIT A

[FORM OF RECEIPT]

Number:___________________	CUSIP NUMBER:_______________

American Depositary Shares (each
American Depositary Share
representing five fully paid ordinary
shares, nominal value Euro 1.00

AMERICAN DEPOSITARY RECEIPT
FOR
AMERICAN DEPOSITARY SHARES
representing
DEPOSITED ORDINARY SHARES
of
ENEL SOCIETÀ PER AZIONI
(Incorporated under the laws of the Republic of Italy)

JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (the “Depositary”), hereby certifies that ________________ is the owner of ________________ American Depositary Shares (“ADSs”), representing deposited ordinary shares, nominal value Euro 1.00 each, including evidence of rights to receive such ordinary shares (the “Shares”) of ENEL SOCIETÀ PER AZIONI, a corporation incorporated under the laws of the Republic of Italy (the “Company”). As of the date of the Deposit Agreement (as hereinafter defined), each ADS represents five shares deposited under the Deposit Agreement with the Custodian, which at the date of execution of the Deposit Agreement is BNP Paribas Securities Services, Milan (the “Custodian”). The ratio of American Depositary Shares to Shares is subject to amendment as provided in Article IV of the Deposit Agreement.

(1) The Deposit Agreement. This American Depositary Receipt is one of an issue American Depositary Receipts (“Receipts”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of November 5, 1999 (as amended from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Shares evidenced by Receipts issued thereunder, each of whom by accepting a Receipt evidencing an ADS (or an interest therein) agrees to become a party thereto and becomes bound by all terms and conditions thereof. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Articles of Association and By-laws of the Company (as in effect on the date of the signing of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement and the Articles of Association and By-laws to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Subject to Article (17) hereof, each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs.

(2)Surrender of Receipts and Withdrawal of Deposited Securities.

The Holder of this Receipt (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by such ADS(s) evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and, if applicable, this Receipt) for the purpose of withdrawal of the Deposited Securities represented by such ADS, (ii) if so required by the Depositary, this Receipt has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 and Exhibit B of the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, the Deposit Agreement, the Company’s Articles of Association, By-laws, the Deposited Securities and any applicable laws and the rules of Monte Titoli, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, the Receipt evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the Receipt(s) and ADSs so Delivered, and (iii) shall direct the Custodian to Deliver (without unreasonable delay) at the Custodian’s designated office, the Deposited Securities represented by such ADSs at that time together with a certificate or other document evidencing the electronic transfer thereof to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this Receipt, of the Articles of Association and By-laws of the Company and the Deposited Securities and any applicable laws and the rules of Monte Titoli, in each case as in effect at the time thereof. Each of these actions shall be taken as promptly as practicable.

The Depositary shall not accept for surrender ADSs representing less than one Share. In the case of surrender of ADSs representing other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof and of the Deposit Agreement, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Shares represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs.

Notwithstanding anything else contained in this Receipt or the Deposit Agreement, the Depositary shall as promptly as practicable make delivery at the Principal Office of the Depositary for further Delivery to the Holder surrendering ADSs of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs evidenced by this Receipt. At the request, risk and expense of any Holder surrendering ADSs represented by this Receipt, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) as promptly as practicable any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such ADSs to the Depositary for delivery at the Principal Office of the Depositary for further Delivery to the Holder surrendering ADSs. Such direction shall be given by letter, first class airmail postage prepaid or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3) Transfer, Combination and Split-Up of Receipts.

(a) Transfer. The Registrar shall, as promptly as practicable, register the transfer of this Receipt (and of the ADSs represented hereby) and the Depositary shall cancel this Receipt and execute new Receipts evidencing the same aggregate number of ADSs as those evidenced by this Receipt when cancelled, shall, subject to paragraph (c) below, cause the Registrar to countersign such new Receipts, and shall Deliver such new Receipts to or upon the order of the person entitled thereto, in each case, as promptly as practicable, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) this Receipt has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) this Receipt has been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 and Exhibit B to the Deposit Agreement) have been paid subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

(b) Combination and Split-Up. The Registrar shall, as promptly as practicable, register the split-up or combination of this Receipt (and of the ADSs represented hereby) and the Depositary shall cancel this Receipt and execute new Receipts for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this Receipt (when cancelled), subject to paragraph (c) below shall cause the Registrar to countersign such new Receipts, and shall Deliver such new Receipts to or upon the order of the Holder thereof, in each case as promptly as practicable, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and government charges (as are set forth in Section 5.9 and Exhibit B to the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law, in each case, as in effect at the tine thereof.

(c) Notwithstanding the foregoing, ADSs may also be issued in book-entry form on the books of the Depositary through a direct registration system, pursuant to which the Depositary may record the ownership of uncertificated Receipts, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. Neither Signatures nor countersignatures shall be required on such uncertificated Receipts for such Receipts to be valid for any purposes

(4) Pre-Conditions to Registration. Transfer, Etc. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Company, the Depositary, or the Custodian may require (i) payment from the depositor of Shares or presenter of ADSs or of a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in the Deposit Agreement and in this Receipt, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matters contemplated by Section 3.1 of the Deposit Agreement and (iii) compliance with (A) any laws or governmental regulations relating to Receipts and ADSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations as the Depositary and the Company may establish consistent with the Deposit Agreement and applicable law.

Subject to applicable law and the Company’s Articles of Association and By-laws, the issuance of ADSs against deposits of Shares generally or the issuance of ADSs against deposits of particular Shares may be suspended, or the issuance of ADSs against the deposit of particular Shares may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Company, Depositary, a Registrar or the Share-Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange upon which the ADSs or Shares are listed, or under any provision of the Deposit Agreement or provisions of, or governing, the Deposited Securities or any meeting of shareholders of the Company or for any other reason, subject, in all cases, to Article (24) hereof. The Depositary will use its best efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the securities laws of the United States, Italy or any other jurisdiction. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, surrender of outstanding ADSs and withdrawal of the Deposited Securities may not be suspended or refused except in connection with (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5) Compliance With Information Requests. Notwithstanding any other provision of the Deposit Agreement or this Receipt, each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with requests from the Company pursuant to Italian or other applicable law, the rules and requirements of the Mercato Telematico Azionario, and of any stock exchange on which Shares or ADSs are or will be registered, traded or listed, the Articles of Association and By-laws of the Company, which are made to obtain information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns ADSs (and Shares, as the case may be) and regarding the identity of any other person(s) interested in such ADSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request. The Depositary agrees to use reasonable efforts to promptly forward, upon the request of the Company and at the Company’s expense, any such requests to the Holders and to promptly forward to the Company any such responses to such requests received by the Depositary.

(6) Ownership and Other Restrictions. To the extent that provisions of applicable Italian securities laws or the Company’s By-laws may require the disclosure of or limit the beneficial or other ownership of Deposited Securities, other Shares and other securities of the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall comply with the Company’s or Treasury Ministry’s instructions as to Receipts in respect of any such enforcement or limitation, and Holders and Beneficial Owners shall be subject to and shall comply with such requirements and limitations and shall cooperate with the Depositary’s compliance with such Company or Treasury Ministry instructions. Holders and Beneficial Owners shall be required to comply with requests by the Company or Treasury Ministry for information as to the capacity in which such persons own Receipts or Shares, the identity of any other person interested in such Receipts or Shares and the nature of such interest. The Depositary agrees to furnish to the Company upon the Company’s request a list of the names, addresses and ADS holdings of all persons in whose name Receipts are registered on the books of the Depositary maintained for such purpose.

Pursuant to Italian securities laws, a Beneficial Owner who acquires any interest in excess of 2% of the Shares (including Shares represented by ADSs) must notify both CONSOB and the Company. Notice must be made within five Business Days following the acquisition. Beneficial Owners failing to give notice cannot exercise the voting rights attributable to the Shares or ADSs held by them. Any resolution taken in violation of the foregoing may be annulled if the resolution would not have been adopted in the absence of such votes. In addition, Beneficial Owners must notify CONSOB and the Company when their aggregate interest in Shares and ADSs, taken together, exceeds or falls below 2%, 5%, 7.5%, 10% of the outstanding Shares and successive percentages of multiples of five. Except in certain circumstances, account should also be taken of Shares held through, or Shares the voting rights of which are exercisable by, subsidiaries, fiduciaries or intermediaries.

The Company’s By-laws provide that no person, in any capacity, may own Shares and/or ADSs representing 3% or more of its outstanding Shares without the approval of the Italian government. The 3% limit may be cancelled only after a three-year period has expired. This limit does not apply in the event that it is exceeded as a result of certain types of tender offers as provided under Italian law. The limitation on shareholding is calculated taking into account, among other things, Shares owned by controlling entities and directly or indirectly controlled entities, as well as entities controlled by the same controlling entity; and affiliated personal entities, including spouses and other closely related personal relatives.

The Company’s By-laws restrict the ability of any entity to exercise any voting rights attributable to Shares and/or ADSs held or controlled by that entity representing more than 3% of the Company’s voting share capital. This restriction does not apply to any shareholdings held by the Italian state, other public entities, or other entities controlled by the state or other public entities. The voting rights of each entity to whom this limit on shareholding applies are reduced correspondingly. In the event that Shares held or controlled in excess of the 3% threshold are voted, any shareholders’ resolution adopted pursuant to this vote may be challenged if the majority required to approve this resolution would not have been reached without the vote of Shares exceeding this threshold. Shares not entitled to be voted are nevertheless counted for purposes of determining the quorum at a shareholders’ meeting.

Cross ownership means the ownership by two companies of one another’s shares (which includes any Shares represented by ADSs). Cross ownership of listed companies in Italy may not exceed 2% of each company’s respective voting shares. Cross ownership between a listed company and an unlisted company may not exceed 2% of the voting shares of the listed company and an unlisted company may not exceed 2% of the voting shares of the listed company and 10% of the voting shares of the unlisted company. If a relative threshold is exceeded, the company which is the latter to exceed the threshold may not exercise the voting rights attributable to the shares in excess of the threshold and must sell the excess shares within a period of 12 months. If the company does not sell the excess shares, it may not exercise the voting rights in respect of its entire shareholding. If it is not possible to ascertain which is the latter company to exceed the threshold, subject to a different agreement between the two companies, the limitation on voting rights and the obligation to sell the excess shares will apply to both of the companies concerned. The 2% limit for cross ownership can be increased to 5% if the two companies concerned enter into an agreement authorized in advance by an ordinary shareholders’ meeting of each of the two companies.

If a party holds more than 2% of a listed company’s share capital, the listed company, or the party which controls the listed company, may not purchase an interest above 2% in a listed company controlled by the party. In case of non-compliance, voting rights attributable to the shares held in excess may not be exercised. If it is not possible to ascertain which is the latter party to exceed the limit, the limitation on voting rights will, subject to any different agreement between the two parties, apply to both. Any shareholders’ resolution taken in violation of the limitation on voting rights may be annulled by the court if the resolution would not have been adopted in the absence of such votes.

The restrictions on cross ownership do not apply when the thresholds are exceeded following a public tender offer aimed at acquiring at least 60% of a company’s ordinary shares. Subject to certain limitations, the restrictions on cross ownership are also not applicable when a controlled company purchases shares of its controlling company within the limits set forth in Article 2359 bis of the Italian Civil Code and following the procedures provided under Italian law.

Pursuant to Legislative Decree No.58, agreements among Beneficial Owners or Holders must be notified to CONSOB within 5 days from the date of execution, published in summary form in the press within 10 days from the date of execution and filed with the Companies’ Registrar within 15 days from the date of execution. Failure to comply with the above rules will render the agreements null and void and the Shares and/or ADSs that are the subject of the agreement cannot be voted. These rules apply to shareholders’ agreements which require prior consultation for the exercise of voting rights in the Company; contain limitations on the transfer of Shares, ADSs or securities which grant the right to purchase or subscribe for Shares; provide for the purchase of Shares, ADSs or securities which grant the right to purchase or subscribe for Shares; or have as their object or effect the exercise, including joint exercise, of a dominant influence over the Company. These shareholders’ agreements may have a maximum term of three years or, if executed for an unlimited term, can be terminated by a party upon six months’ prior notice. In case of a public tender offer, shareholders who intend to participate in the tender offer may withdraw from the agreement without notice. Withdrawal is effective only if the relevant Shares or ADSs are actually sold. Any party to an agreement referred to above is obliged to notify CONSOB and the Company in question of its overall shareholding in the Company if the shareholders’ agreement concerns more than 5% of the Company’s share capital. However, no notice is required if this information has already been notified in compliance with other provisions of Decree No.58. The Treasury Ministry, in agreement with the Ministry of Productive Activities:

•
has the authority to oppose the acquisition by persons or entities of material interests in the Company’s share capital (through one or more transactions) in the event the Ministry considers the transaction to be detrimental to vital national interests. The Company’s By-laws define material interests as interests representing 3% or more of the share capital (including ordinary shares held in the form of American Depositary Shares) with voting rights at ordinary shareholders’ meetings. This limit is based on the limit currently set by the Treasury Ministry under the privatization law. If the Treasury Ministry changes this limit, the Company’s By-laws will be amended accordingly. The Treasury Ministry must express any opposition to an acquisition by such a person or entity within 10 days of receiving notice from the board of directors that a request to register such an interest in the shareholders’ register has been made. During this 10-day period, all non-economic rights, including the right to vote, pertaining to the Shares and/or ADSs representing the material interest are suspended. Should the Treasury Ministry oppose a purchase for due cause in an order setting out the concrete detriment the transaction would cause to vital national interests, the purchaser may not exercise the right to vote nor any other non-economic right pertaining to the Shares and/or ADSs representing the material interest, and must dispose of such Shares and/or ADSs within one year. In the event of failure to comply with this requirement, upon request by the Treasury Ministry, a court will order the sale of the Shares and/or ADSs representing the material interest. The purchaser has 60 days to challenge an order opposing its purchase before the Administrative Tribunal of Lazio. Each of the Holders and Beneficial Owners of ADSs are subject to the 3% limit;

•
has the authority to oppose certain types of shareholders’ agreements relating to least one-twentieth of the Company’s voting capital stock at ordinary shareholders meetings, if it believes such an agreement would be detrimental to vital national interests. However, the Treasury Ministry may lower this limit in the future. Parties to these types of agreement are required to notify CONSOB upon entry into such an agreement, and CONSOB in turn notifies the Treasury Ministry. The Treasury Ministry must oppose the agreement within 10 days of receiving this notice from CONSOB. During this 10-day period, all non-economic rights pertaining to the Shares and/or ADSs held by the parties to the agreement, including the right to vote, are suspended. Should the Treasury Ministry oppose an agreement, for due cause in an order setting out the concrete detriment the agreement would cause to vital national interests, the agreement is not effective, and if it appears from their conduct at a shareholders’ meeting that the parties to the agreement are continuing to observe the arrangement contemplated by the agreement, any resolution adopted with the decisive vote of these shareholders may be challenged in court. Any party to an agreement that the Treasury Ministry opposes has 60 days to challenge the Treasury Ministry’s order before the Administrative Tribunal of Lazio;

•	has the power to appoint one non-voting member of the Company’s board of directors in addition to the voting members elected by the shareholders; and

•
has the power to veto, duly justified with regard to the concrete detriment caused to vital national interests, any resolution to dissolve, merge or demerge the Company, to transfer a significant part of its business or its registered office abroad, to change its corporate purpose or to eliminate or modify any of the aforementioned Treasury Ministry’s powers. Any such veto may be challenged within 60 days by any dissenting shareholders before the Administrative Tribunal of Lazio.

(7) Liability for Taxes, Duties and Other Charges. If any tax or other governmental charge shall become payable with respect to any Receipt, any Deposited Securities represented by the American Depositary Shares evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holders and Beneficial Owners of such Receipt to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder thereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder thereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder thereof remaining liable for any deficiency, and shall reduce the number of American Depositary Shares evidenced hereby to reflect any such sales of Shares. The Company, the Custodian and/or Depositary may withhold or deduct from any distributions made in respect of such Deposited Securities and may sell for the account of the Holder and/or Beneficial Owner of such Deposited Securities any or all of such Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, the Holder and the Beneficial Owner hereof remaining liable for any deficiency. The Custodian may refuse the deposit of Shares by such Holders or Beneficial Owner and the Depositary may refuse to register the transfer, split-up or combination of such Receipt and (subject to Article (24) hereof) the issuance of new ADSs for or the withdrawal of Deposited Securities represented by ADSs evidenced by such Receipt until payment in full of such tax, charge, penalty or interest is received. The Holders and Beneficial Owners agree to indemnify the Depositary, the Company, the Custodian and each and any of their respective directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes (including applicable interest and penalties thereon), additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained or claimed.

(8) Representations and Warranties of Depositors. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares, have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do and (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the ADSs evidenced by the Receipt issuable upon such deposit will not be, Restricted Securities and the Shares presented for deposit have not been stripped of any rights or entitlements. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of Receipt(s) evidencing ADSs representing such Shares and the transfer of Receipts evidencing such ADSs. If any such representations or warranties are false in any way, the Company and Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(9) Filing Proofs, Certificates and Other Information. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities, to execute such certifications and to make such representations and warranties and to provide such other information or documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration of Shares on the books of the Company or of the appointed agent of the Company for the registration and transfer of Shares) as the Depositary or the Custodian reasonably deem necessary or proper or as the Company may reasonably require by written request to the Depositary. Subject to Article (24) hereof and the terms of the Deposit Agreement, the Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed, or such representations and warranties are made or such information and documentation are provided, in each case to the Depositary’s, the Registrar’s and the Company’s satisfaction.

(10) Charges of Depositary. The Depositary shall charge the following fees for the services performed under the terms of the Deposit Agreement:

(i)
(i)to any person to whom ADSs are issued upon the deposit of Shares, a fee not in excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement (excluding issuances pursuant to paragraph (iii) and (iv) below);

(ii)	(ii)to any person surrendering ADSs for cancellation and withdrawal of Deposited Securities, a fee not in excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) so surrendered;

(iii)
(iii)to any Holder of ADRs, a fee not in excess of U.S. $ 2.00 per 100 ADSs (or fraction thereof) held for the distribution of cash proceeds (i.e. upon the sale of rights and other entitlements); no fee shall be payable for the distribution of cash dividends or the distribution of ADSs pursuant to stock dividends or other free distributions of shares as long as such fees are prohibited by the exchange upon which the ADSs are listed; and

(iv)	(iv)to any Holder of ADRs, a fee not in the excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) issued upon the exercise of rights.

In addition, Holders, Beneficial Owners, persons depositing Shares for deposit and persons surrendering ADSs for cancellation and withdrawal of Deposited Securities will be required to pay the following charges:

(i)	taxes (including applicable interest and penalties) and other governmental charges;

(ii)
such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)
such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;

(iv)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(v)
such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

(vi)	the fees and expenses incurred by the Depositary in connection with the delivery of Deposited Securities.

The Company shall pay to the Depositary such other fees and charges and to reimburse the Depositary for such reasonable out-of-pocket expenses as the Depositary and the Company, in the future, may agree to in advance in writing from time to time. All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Article (22) of this Receipt. The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request. The charges and expenses of the Custodian are for the sole account of the Depositary.

(11) Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each ADS evidenced hereby), subject to the limitations described herein and in the Deposit Agreement, shall be transferable on the same terms as a certificated security under the laws of the State of New York, provided that the Receipt has been properly endorsed or is accompanied by proper instruments of transfer. Notwithstanding any notice to the contrary, the Depositary may deem and treat the Holder of this Receipt as the absolute owner thereof for all purposes.

(12) Validity of Receipt. This Receipt (and the American Depositary Shares represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of Receipts. Receipts bearing the facsimile signature of a duly authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such Receipt by the Depositary.

(13) Available Information: Reports; Inspection of Transfer Books. The Company is subject to the periodic reporting requirements of the Exchange Act and accordingly files certain information with the Commission. These reports and documents can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F. Street, N.E., Washington D.C. 20549.

The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary has no obligation to provide any reports to Holders which are available through the EDGAR system, except at the specific request of the Company at the Company's expense.

The Registrar shall keep books for the registration of issuances and transfers of Receipts which at all reasonable times shall be open for inspection by the Company and by the Holders of such Receipts, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such Receipts in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the Receipts.

The Registrar may close the transfer books with respect to the Receipts, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to Article (24) hereof.

Dated: Countersigned			JPMORGAN CHASE BANK, N.A., as Depositary
By:		By:
	Authorized Representative		Vice President
	Name Title More Title		Name Title More Title

The address of the Principal Office of the Depositary is 4 New York Plaza, New York, New York 10004, U.S.A.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(14) Dividends and Distributions in Cash, Shares, etc. Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Shares, rights securities or other entitlements under the Deposit Agreement, the Depositary shall, if at the time of receipt thereof any amounts received in a Foreign Currency can, in the judgment of the Depositary (upon the terms of the Deposit Agreement), be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted as promptly as practicable after receipt such dividend, distribution or proceeds into Dollars (upon the terms of the Deposit Agreement) and shall distribute promptly the amount thus received (net of (a) applicable fees and charges of, and reasonable expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADSs held by such Holders as of the ADS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent (any fractional cents being withheld without liability for interest and handled by the Depositary in accordance with its then current practices).

If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution payable to a Holder in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to such Holder on the ADSs representing such Deposited Securities shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority. The Depositary shall forward to the Company or its agent, as promptly as practicable, such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company and its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Beneficial Owners of Receipts.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company shall deposit or cause such Shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their nominees. As promptly as practicable following receipt of confirmation of such deposit from the Custodian, the Depositary shall (i) distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement (including, without limitation, payment of (a) the applicable fees and charges of, and reasonable expenses incurred by, the Depositary and (b) taxes), or (ii) if additional ADSs are not so distributed because such distribution is not reasonably practicable, each ADS issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interest in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net (a) of the applicable fees and charges of, and the expenses incurred by, the Depositary, and (b) taxes). In lieu of delivering fractional ADSs, the Depositary shall, as promptly as practicable, sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon to Holders the terms set forth in Section 4.1 of the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company, in the fulfillment of its obligations under the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may, with the approval of the Company, dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary reasonably deems necessary and practicable and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) taxes and fees and (b) charges of, and expenses incurred by, the Depositary) as promptly as practicable to Holders entitled thereto upon the terms of the Deposit Agreement. The Depositary shall distribute as promptly as practicable any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

Upon timely receipt of a notice indicating that the Company wishes an elective distribution to be made available to Holders of ADSs upon the terms described in the Deposit Agreement, the Depositary shall consult with the Company to determine and the Company shall assist the Depositary in its determination whether it is lawful and reasonably practicable to make such elective distribution available to the Holders of ADSs. If so, the Depositary shall, to the extent permitted by law and subject to the terms and conditions of the Deposit Agreement, distribute either (x) cash as in the case of a cash distribution or (y) additional ADSs representing such additional Shares as in the case of a distribution of Shares. If a Holder elects to receive the distribution in cash, the dividend shall be distributed as in the case of a distribution in cash. If the Holder hereof elects to receive the distribution in additional ADSs, the distribution shall be distributed as in the case of a distribution in Shares. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holder hereof a method to receive the elective distribution in Shares (rather than ADSs). There can be no assurance that the Holder hereof will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

Upon timely receipt by the Depositary of a notice indicating that the Company wishes rights to subscribe for additional Shares to be made available to Holders of ADSs, the Depositary upon consultation with the Company, shall determine whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to any Holders if (i) the Company shall have requested that such rights be made available to Holders and (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, unless the Depositary shall have reasonably determined, after consultation with the Company, that such distribution of rights is not practicable. If such conditions are not satisfied, the Depositary shall sell the rights as described below. In the event all conditions set forth above are satisfied, the Depositary shall as promptly as practicable establish procedures to distribute rights to purchase additional ADSs (by means of warrants or otherwise) and to enable the Holders to exercise the rights (upon payment of applicable (a) fees and charges of, and reasonable expenses incurred by, the Depositary and (b) taxes) and shall distribute such rights according to such procedures as promptly as practicable. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs).

If (i) the Company does not request the Depositary to make the rights available to Holders or if the Company requests that the rights not be made available to Holders, (ii) the Depositary fails to receive the documentation required by the Deposit Agreement or reasonably determines it is not practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem proper. The Depositary shall, upon such sale, convert and distribute proceeds of such sale as promptly as practicable (net of applicable fees and charges of, and reasonable expenses incurred by, the Depositary and taxes) upon the terms hereof and of the Deposit Agreement.

If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described above, the Depositary shall allow such rights to lapse. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or exercise, or (iii) the content of any materials forwarded to the ADR Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything herein or in the Deposit Agreement to the contrary, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate is required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect. In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs representing such Deposited Securities shall be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary reasonably deems necessary and practicable to pay any such taxes or charges.

There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

(15) Redemption. Upon timely receipt of notice from the Company that it intends to exercise its right of redemption in respect of any of the Deposited Securities, and reasonably satisfactory documentation given by the Company to the Depositary within the terms of Section 5.7, and unless the Depositary shall have reasonably determined that such proposed redemption is not practicable, the Depositary shall (to the extent practicable) mail to each Holder a notice setting forth the Company’s intention to exercise the redemption rights and any other particulars set forth in the Company’s notice to the Depositary. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable (a) fees and charges of, and reasonable expenses incurred by, the Depositary, and (b) taxes), retire ADSs and cancel ADRs upon delivery of such ADSs by Holders thereof upon the terms set forth in Sections 4.1 and 6.2 of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per ADS shall be the dollar equivalent of per share amount received by the Depositary upon the redemption of the Deposited Securities represented by American Depositary Shares (subject to the terms of Section 4.8 of the Deposit Agreement and the applicable fees and charges of, and reasonable expenses incurred by, the Depositary, and taxes) multiplied by the number of Units or Deposited Securities represented by each ADS redeemed.

(16) Fixing of ADS Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, or any other matter, the Depositary shall fix a record date (“ADS Record Date”) for the determination of the Holders of Receipts who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. Subject to applicable law and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of Receipts at the close of business in New York on such ADS Record Date shall be entitled to receive such distributions, to give such instructions, to receive such notice or solicitation, or otherwise take action.

(17) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Italian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts, (c) the requirements in order to enable a Holder or Beneficial Owner to either provide voting instructions through the Depositary or attend the meeting and vote in person, including any blocking requirements, and (d) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. Beneficial Owners wishing to provide voting instructions must do so through the Holder of the ADRs held for their benefit. Beneficial Owners wishing to attend and vote at any meetings must become Holders in order to be able to exercise the rights of a Holder hereunder. Notwithstanding the foregoing, the Depositary and the Company agree to use reasonable efforts to make and maintain arrangements (in addition to or in substitution of the arrangements described in this paragraph) to enable Holders or Beneficial Owners to vote the Deposited Securities underlying their Receipts.

(18) Changes Affecting Deposited Securities. Upon any change in nominal value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence ADSs representing the right to receive such additional securities. The Depositary may, with the Company’s prior approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of reasonably satisfactory documentation contemplated by the Deposit Agreement, execute and deliver additional Receipts as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of Receipt contained in Exhibit A to the Deposit Agreement, specifically describing such new Deposited Securities or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s prior approval, and shall if the Company requests, subject to receipt of reasonably satisfactory legal documentation contemplated in the Deposit Agreement, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such securities and shall distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities. The Depositary understands that the Company intends to redenominate the shares in euro, and agrees to cooperate with the Company to effect such a redenomination as soon as reasonably practicable after the Company’s request.

(19) Exoneration. Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this Receipt, by reason of any provision of any present or future law or regulation of the United States, the Republic of Italy or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future of the Articles of Association and By-laws of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement or in the Articles of Association and By-laws of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for any inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of this Deposit Agreement, made available to Holders of ADS or (v) for any indirect, special, punitive or consequential damages, except as between the Company and the Depositary as is provided for in Section 5.8 of the Deposit Agreement. The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

(20) Standard of Care. The Company and its agents assume no obligation and shall not be subject to any liability under this Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons, except that the Company and its agents agree to perform their obligations specifically set forth in this Deposit Agreement without gross negligence or willful misconduct. The Depositary and its agents assume no obligation and shall not be subject to any liability under this Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons, except that the Depositary and its agents agree to perform their obligations specifically set forth in this Deposit Agreement without gross negligence or willful misconduct. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities (provided such action or omission is in good faith), for the manner in which any such vote is cast or for the effect of any such vote. Notwithstanding anything to the contrary set forth in the Deposit Agreement or the Receipts, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by them or on their behalf in connection with the Deposit Agreement, any Holder or Holders, any Receipt or Receipts or otherwise related hereto to the extent such information is requested or required to be so provided by or pursuant to any lawful authority of Italy or the United States, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of this Deposit Agreement or for the failure or timeliness of any notice from the Company.

(21) Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 90th day after delivery thereof to the Company, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal which notice shall be effective on the earlier of (i) the 60th day after delivery thereof to the Depositary, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary which shall be a bank or trust company having an office in the Borough of Manhattan in The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding Receipts and such other information relating to Receipts and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the Successor of the Depositary without the execution or filing of any document or any further act.

(22) Amendment/Supplement. This Receipt and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written Holders or within any other period of time as required for compliance with such laws, or rules or regulations.

(23) Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. If 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign, or 60 days have expired after the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in herein and in Section 5.4 of the Deposit Agreement, the Depositary may mail notice of termination to the Holders of all Receipts then outstanding at least 60 days prior to the date fixed in such notice for such termination, and this Deposit Agreement shall terminate on the date fixed in such notice unless it is withdrawn or a successor depositary has been appointed and accepted such appointment. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holders’ Receipt(s) at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of ADSs referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in Section 2.7 of the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated escrow account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts, the Deposited Securities and the ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.

(24) Compliance with U.S. Securities Laws. Notwithstanding any provisions in this Receipt or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary in a manner that would violate U.S. securities laws, including without limitation Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(25) Certain Rights of the Depositary; Limitations. Subject to the further terms and provisions of this Article (25), the Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs. In its capacity as Depositary, the Depositary shall not lend Shares or ADSs; provided, however, that the Depositary may, unless requested in writing by the Company to cease doing so, (i) issue ADSs prior to the receipt of Shares pursuant to Section 2.3 of the Deposit Agreement and (ii) deliver Shares upon the receipt and cancellation of ADSs for withdrawal of Deposited Securities pursuant to Section 2.7 of the Deposit Agreement, including ADSs which were issued under (i) above but for which Shares may not have been received (each such transaction a “Pre-Release Transaction”). The Depositary may receive ADSs in lieu of Shares under (i) above and receive Shares in lieu of ADSs under (ii) above. Notwithstanding any provision to the contrary herein or in the Deposit Agreement, neither the Depositary nor the Custodian shall deliver Shares in any manner or otherwise permit Shares to be withdrawn from the facility by the Deposit Agreement, except upon the receipt and cancellation of Receipts in accordance with the Deposit Agreement. Each such Pre-Release Transaction will be (a) accompanied by or subject to a written agreement whereby the person or entity (the “Applicant”) to whom ADSs or Shares are to be delivered (w) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Shares or ADSs that are to be delivered by the Applicant under such Pre-Release Transaction, (x) agrees to indicate the Depositary as owner of such Shares or ADSs in its records and to hold such Shares or ADSs in trust for the Depositary until such Shares or ADSs are delivered to the Depositary or the Custodian, (y) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or ADSs and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, such collateral to be held in a segregated account and marked to market daily, (c) terminable by the Depositary on not more than five (5) business days notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs and will provide substantially similar liquidity and security, such collateral to be held in a segregated account and marked to market daily, (c) terminable by the Depositary on not more than five (5) business days notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs and Shares involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary also may set limits with respect to the number or ADSs and Shares involved in Pre-Release Transactions with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not earnings thereon, shall be held for the benefit of the Holders (other than the Applicant) and shall not, for the avoidance of doubt, constitute Deposited Securities.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ___________________ whose taxpayer identification number is __________________________ and whose address including postal code is__________________________, the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing ___________________ attorney-in-fact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.

Dated: Name:
By: Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.

All endorsements or assignments of Receipts must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

SIGNATURE GUARANTEE